Exhibit 99.1

CONTACT:	Kent Griffin
Chief Financial Officer
(858) 485-9840
BIOMED REALTY TRUST ENTERS INTO AGREEMENTS TO ACQUIRE
LIFE SCIENCE PORTFOLIO IN CAMBRIDGE, MASSACHUSETTS
SAN DIEGO, Calif. – January 30, 2007 – BioMed Realty Trust, Inc. (NYSE: BMR) today announced that it has signed definitive purchase and sale agreements with affiliates of Lyme Timber Company to acquire Lyme’s remaining portfolio assets throughout the United States for approximately $511 million, excluding closing costs. The acquisition includes approximately 600,000 square feet of life science space recently completed or under construction at Lyme’s Rogers Street project and land that can support approximately 266,000 square feet of life science laboratory and office space at Kendall Square in Cambridge, Massachusetts. The acquisition is anticipated to close in the second quarter of 2007 and is subject to customary due diligence and closing conditions.
The Rogers Street project includes two life science properties – 320 Bent Street and 301 Binney Street. The recently completed 320 Bent Street property represents 185,000 square feet of office and laboratory space, which is fully leased to two tenants, Schering-Plough and Microbia. The 301 Binney Street property is a 420,000 square foot life science project. The project is 27% pre-leased and under construction. BioMed intends to invest approximately $100 million to complete the project by late 2007. The Rogers Street project also includes a fully leased 37 unit apartment complex and the Binney Street garage, which can accommodate approximately 500 parking spaces. The Rogers Street project is subject to a ground lease with 55 years remaining on the lease term.
The Kendall Square project includes a number of parcels in and around Kendall Square, including 650 East Kendall Street, which the company intends to develop into an approximately 266,000 square foot laboratory and office building. The site is directly adjacent to BioMed’s 675 West Kendall Street and 500 Kendall Street properties, which are primarily leased to Vertex Pharmaceuticals and Genzyme, respectively. The Kendall Square project also includes a number of additional pad sites for future development and an approximately 1,400-space underground parking garage that supports the Kendall Square project.

Additionally, BioMed will acquire a development parcel in Houston, Texas and Science Park at Yale, a redevelopment project adjacent to Yale University in New Haven, Connecticut.
The transaction would represent BioMed’s third acquisition from Lyme Properties, including the 1.1 million square foot Cambridge life science portfolio that BioMed acquired in May 2005, and the approximately 700,000 square foot Center for Life Science Boston that BioMed acquired in November 2006.
“We are extremely excited to have the opportunity to acquire all of the remaining real estate assets owned by Lyme Properties. In addition to serving as the catalyst for the revitalization of the East Cambridge market, David Clem’s vision at Lyme helped define Cambridge as the leading market for life science companies in the United States. The acquisition of this premier portfolio furthers our mission of being the leading provider of real estate to the life science industry in each of our core markets and will significantly expand upon our development capabilities,” said Alan D. Gold, President and Chief Executive Officer of BioMed Realty Trust.
Management will discuss the transaction in greater detail on the company’s fourth quarter earnings call, scheduled for late February.
About Lyme Properties
Lyme Properties, a wholly owned subsidiary of the Lyme Timber Company, was founded in 1993 by David Clem, who built the first life science laboratories in Kendall Square, Cambridge in the mid-1980s. Today Lyme is one of the country’s most experienced and largest life science developers specializing in the acquisition, development, and leasing of first-quality life science and mixed-use properties located in prime educational, research, and medical centers. In recent years, Lyme has built lab space for companies such as Genzyme, Millennium, Vertex, Schering-Plough, Microbia, Metabolix, and Monsanto. Lyme has built and leased over two million square feet of life science research space. Additional information is available at www.lymeproperties.com.
Lyme’s largest joint venture partner, Scottish Widows Investment Partnership, is a UK-based financial services company offering life insurance, banking and investment opportunities to its customers. Scottish Widows partnered with Lyme on both the Center for Life Science Boston and Kendall Square, Cambridge projects.

About BioMed Realty Trust
BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry™. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry, and its properties and primary acquisition targets are generally located in markets with well established reputations as centers for scientific research, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey. BioMed’s real estate portfolio consists of 56 properties, representing 92 buildings with approximately 7.9 million rentable square feet in each of the major life science markets in the United States. Additional information is available at www.biomedrealty.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: risks that the Lyme portfolio acquisition will not be completed on the terms described in this release, or at all; risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions successfully; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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